Exhibit 99.1

Mesabi Trust Press Release

July 12, 2019 04:05 PM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)--Distribution Announcement

The Trustees of Mesabi Trust (NYSE:MSB) declared a distribution of twenty-one cents ($0.21) per Unit of Beneficial Interest payable on August 20, 2019 to Mesabi Trust Unitholders of record at the close of business on July 30, 2019. This compares to a distribution of twenty-two cents ($0.22) per Unit of Beneficial Interest for the same period last year.

The one cent ($0.01) per Unit decrease in the current distribution, as compared to the same quarter last year, is partly attributable to a lower volume of shipments during the first calendar quarter 2019 compared to the first calendar quarter 2018, and to higher expenses generally. The distribution announced today recognizes that the Trust received total royalty payments of $3,149,582 on April 30, 2019 from Northshore Mining Company (“Northshore”). The Trust’s announcement today further reflects the Mesabi Trustees’ determination that Mesabi Trust presently has sufficient reserves available to make such a distribution while also maintaining an appropriate level of unallocated reserve in order for the Trust to be positioned to meet current and future expenses, and present and future liabilities (whether fixed or contingent) that may arise.

Quarterly royalty payments earned for iron ore shipments made during the calendar quarter ended June 30, 2019, if any, payable by Northshore to Mesabi Trust under the royalty agreement, are due on July 30, 2019, together with the quarterly royalty report. After receiving the quarterly royalty report, Mesabi Trust plans to file a summary of the quarterly royalty report with the Securities and Exchange Commission in a Current Report on Form 8-K.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, iron ore shipments, royalty (including base and bonus royalty) amounts, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including base and bonus royalties) could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events and other global events, natural disasters, weather conditions and other world geo/political events, volatility in global trade, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling production lines or entire plants, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, volatility of iron ore and steel prices, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, price adjustment provisions including indexing features in pellet purchase and sale agreements between Cleveland-Cliffs Inc. and its customers resulting in pricing adjustments to royalties payable to

Mesabi Trust and other factors. Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to quarterly and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust is not a party and that are not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to inherent risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these and other risks and uncertainties is contained in the Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

Contacts

Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
904-271-2520